PRESS RELEASE

Date:	February 10, 2005

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Fourth quarter 2004 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the fourth quarter ended December 31, 2004 was $16,000, or $.00 for both basic and diluted earnings per share. This compared to net income for the comparable period in 2003 of $1.6 million, or $.33 for basic and $.32 for diluted earnings per share. The decrease was due primarily to the one time expenses associated with a separation agreement entered into in November with the Company's former Senior Vice President and Director. The Company's earnings for the fourth quarter would have been $1.7 million ($.38 for diluted earnings per share) without the one time expense. Annualized return on assets was .01% and return on equity was .07% (.82% and 7.70% respectively, without the one time expense) for the fourth quarter of 2004 compared to .79% and 6.69% respectively, for the same period of last year.

Net income for the year ended December 31, 2004 was $5.5 million or $1.19 for basic and $1.16 for diluted earnings per share. This compared to net income for 2003 of $8.1 million or $1.64 for basic and $1.59 for diluted earnings per share. The decrease was due primarily to the one time expense associated with the separation agreement. The Company's earnings for the year would have been $7.2 million ($1.51 for diluted earnings per share) without the one time expense. Annualized return on assets was .67% and return on equity was 5.84% (.88% and 7.65% respectively, without the one time expense) for 2004 compared to 1.01% and 8.43% respectively, for 2003.

Assets totaled $839.4 million at December 31, 2004, an increase from December 31, 2003 of $15.6 million, or 1.9%. Gross loans, excluding loans held for sale, increased $9.1 million, or 1.3%. Consumer loans increased $4.8 million, or 2.5%, and commercial business loans increased $9.3 million, or 20.9%, while commercial and residential mortgage loans held in the portfolio decreased $5.0 million, or 1.0%. Mortgage loans held for sale increased $940,000 and mortgage loans sold during the year totaled $40.8 million. Investment securities available for sale increased $5.9 million, or 17.7%, to increase liquidity.

Allowance for loan losses increased $88,000 from $6.8 million at December 31, 2003 to $6.9 million at December 31, 2004. Net charge offs for 2004 were $1.5 million or .21% of average loans compared to $957,000, or .14% of average loans for 2003. As of December 31, 2004 the allowance for loan losses as a percentage of non-performing loans and total loans was 172.3% and .95%, respectively.

Total deposits were $600.4 million at December 31, 2004, an increase of $21.0 million, or 3.6% from December 31, 2003. Of this growth, $18.5 million was in core deposits. Total borrowings increased $4.5 million to $141.6 million at December 31, 2004 from $137.1 million at December 31, 2003.

Stockholders' equity decreased $9.6 million from $97.5 million at December 31, 2003, to $87.9 million at December 31, 2004. The decrease was due primarily to the repurchase of 623,000 shares of common stock for $14.7 million and dividend payments of $2.1 million. These decreases were partially offset by net income of $5.5 million, Employee Stock Ownership Plan (ESOP) shares earned of $752,000, RRP shares earned (including tax benefits) of $691,000 and stock options exercised for $554,000. Also, the market value of securities available for sale compared to their book value decreased $322,000 from a gain of $234,000 at December 31, 2003 to a loss of $89,000 at December 31, 2004.

Net interest income before provision for loan losses decreased $124,000 to $6.6 million for the three months ended December 31, 2004 compared to $6.8 million for the three months ended December 31, 2003. The net interest margin decreased from 3.59% for the three-month period ended December 31, 2003, to 3.46% for the comparable period in 2004 as yields on interest-earning assets decreased at a more rapid rate than the decrease in the cost of interest-bearing liabilities.

Net interest income decreased $419,000 for the year ended December 31, 2004 compared to the year ended December 31, 2004 due to a lower net interest margin and a lower volume of net earning assets. The net interest margin decreased from 3.73% for the year ended December 31, 2003, to 3.57% for the year ended December 31, 2004 for the same reasons mentioned above.

The provision for loan losses for the fourth quarter of 2004 was $450,000, $75,000 more than last year's comparable period. Non-performing loans to total loans at December 31, 2004 were .55% compared to .46% at December 31, 2003. Non-performing assets to total assets were .64% at December 31, 2004 compared to .57% at December 31, 2003.

Non-interest income increased $76,000 to $1.5 million for the three months ended December 31, 2004 compared to $1.4 million for the same period in 2003. The increase was primarily due to an increase in service fee income and commissions of $321,000 when comparing the two quarters, due to an increased number of checking accounts outstanding, a new overdraft protection program and increased sales of investment products. This increase was partially offset by a decrease in loan sale gains and a smaller increase in cash surrender value of life insurance.

Non-interest income for the year ended December 31, 2004 increased slightly from $6.0 million for the year ended December 31, 2003 to $6.1 million. This increase was primarily due to a $375,000 increase in service fee and commission income, a $376,000 reduction in loss on limited partnerships and $274,000 increase in other income. These changes were partially offset by a decrease in loan sale gains of $504,000 and a smaller increase of cash surrender value of life insurance of $394,000.

Non-interest expense increased $2.9 million or 54.5% to $8.2 million for the three months ended December 31, 2004 compared to $5.3 million for the same period in 2003. The primary reason for the increase was the one time $2.8 million expense associated with the separation agreement announced in November. For the year non-interest expense was up $3.7 million or 18.2% when compared to 2003. The majority of this increase was due to the aforementioned one time separation agreement expense.

Due to the large one time expense, there was an income tax credit of $476,000 for the three months ended December 31, 2004 compared to an income tax expense of $916,000 for the same period in 2003. For the year ended December 31, 2004, income tax expense decreased $1.6 million compared to 2003. The effective tax rate decreased from 29.3% to 24.1% when comparing 2003 and 2004, respectively.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with seventeen full service offices in Delaware, Randolph, Kosciusko and Grant counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.
	31-Dec	31-Dec
Selected Financial Condition Data(Unaudited):	2004	2003

	(000)	(000)

Total Assets	$839,387	$823,791
Cash and cash equivalents	19,743	23,068
Loans held for sale	2,913	1,975
Loans receivable, net	713,022	703,981
Investment securities available for sale, at fair value	39,409	33,472
Total deposits	600,407	579,362
Total borrowings	141,572	137,103
Total stockholders' equity	87,860	97,520

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	31-Dec	30-Sep	31-Dec	31-Dec	31-Dec
Selected Operations Data (Unaudited):	2004	2004	2003	2004	2003

	(000)	(000)	(000)	(000)	(000)

Total interest income	$11,176	$10,979	$11,382	$44,400	$46,442
Total interest expense	4,529	4,368	4,611	17,476	19,099

Net interest income	6,647	6,611	6,771	26,924	27,343
Provision for loan losses	450	350	375	1,557	1,450

Net interest income after provision
for loan losses	6,197	6,261	6,396	25,367	25,893

Non-interest income
Fees and service charges	942	806	735	3,193	2,927
Equity in gains (losses) of limited partnerships	(38)	69	(61)	52	(323)
Commissions	331	225	218	854	745
Net gain on loan sales and servicing	89	152	163	852	1,357
Increase in cash surrender value of life insurance	190	255	294	950	1,343
Other income	7	63	96	198	(74)

Total non-interest income	1,521	1,570	1,445	6,099	5,975

Non-interest expense
Salaries and benefits	6,094	3,304	3,496	16,167	13,097
Occupancy and equipment	731	748	694	2,861	2,686
Data processing fees	105	179	157	630	607
Deposit insurance expense	21	21	22	86	89
Marketing	272	208	114	722	640
Other expenses	971	999	821	3,725	3,347

Total non-interest expense	8,194	5,459	5,304	24,191	20,466

Income before taxes	(476)	2,372	2,537	7,275	11,402
Income tax provision	(492)	648	916	1,753	3,340

Net income	$16	$1,724	$1,621	$5,522	$8,062

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	31-Dec	30-Sep	31-Dec	31-Dec	31-Dec
Selected Financial Ratios and Other Financial Data (Unaudited):	2004	2004	2003	2004	2003

Share and per share data:
Average common shares outstanding
Basic	4,417,915	4,557,861	4,891,585	4,625,437	4,904,007
Diluted	4,558,347	4,698,863	5,092,585	4,772,036	5,084,514
Basic earnings	$0.00	$0.38	$0.33	$1.19	$1.64
Diluted earnings	$0.00	$0.37	$0.32	$1.16	$1.59
Dividends	$0.12	$0.12	$0.11	$0.47	$0.42
Dividend payout ratio	n/a	32.43%	34.38%	40.52%	26.42%
Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.01%	0.84%	0.79%	0.67%	1.01%
Return on average equity (ratio of net
income to average equity)(1)	0.07%	7.62%	6.69%	5.84%	8.43%
Interest rate spread information:
Average during the period(1)	3.35%	3.39%	3.44%	3.46%	3.56%
Net interest margin(1)(2)	3.46%	3.51%	3.59%	3.60%	3.73%
Efficiency Ratio	100.32%	66.73%	64.56%	73.26%	61.43%
Ratio of average interest-earning
assets to average interest-bearing
liabilities	104.94%	105.37%	106.52%	106.06%	106.53%
Allowance for loan losses:
Balance beginning of period	$7,023	$7,020	$6,707	$6,779	$6,286
Charge offs:
One- to four- family	38	50	64	249	210
Multi-family	0	0	0	0	0
Commercial real estate	0	21	59	34	173
Construction or development	0	0	0	0	0
Consumer loans	356	228	387	1,093	948
Commercial business loans	247	254	0	616	30

Sub-total	641	553	510	1,992	1,361
Recoveries:
One- to four- family	0	1	0	21	27
Multi-family	0	0	0	0	0
Commercial real estate	12	154	44	326	108
Construction or development	0	0	0	0	0
Consumer loans	25	51	62	176	159
Commercial business loans	0	0	101	0	110

Sub-total	37	206	207	523	404
Net charge offs	604	347	303	1,469	957
Additions charged to operations	448	350	375	1,557	1,450

Balance end of period	$6,867	$7,023	$6,779	$6,867	$6,779

Net loan charge-offs to average loans (1)	0.34%	21.00%	0.17%	0.21%	0.14%

	December 31,	September 30,	December 31,
	2004	2004	2003

Total shares outstanding	4,708,318	4,781,778	5,268,571
Tangible book value per share	$18.47	$18.58	$18.34

Nonperforming assets (000's)
Loans: Non-accrual	$3,985	$4,053	$3,245
Past due 90 days or more	0	10	10
Restructured	120	120	0

Total nonperforming loans	4,105	4,183	3,255
Real estate owned	340	285	597
Other repossessed assets	894	625	824

Total nonperforming assets	$5,339	$5,093	$4,676
Asset Quality Ratios:
Non-performing assets to total assets	0.64%	0.61%	0.57%
Non-performing loans to total loans	0.55%	0.57%	0.46%
Allowance for loan losses to non-performing loans	172.30%	172.85%	208.26%
Allowance for loan losses to loans receivable	0.95%	0.98%	0.95%

(1) Ratios for the three month periods have been annualized.

(2) Net interest income divided by average interest earning assets.